Exhibit 99.1

Glenpointe Centre West
500 Frank W. Burr Blvd.
Teaneck, NJ 07666

Cognizant Names Zein Abdalla to Board of Directors

TEANECK, NJ, September 17, 2015-Cognizant (NASDAQ: CTSH), a leading provider of information technology, consulting, and business process services, today announced that Zein Abdalla has been elected to its Board of Directors. Mr. Abdalla was most recently President of PepsiCo, Inc., a leading global food, snack and beverage company, from September 2012 through his retirement in December 2014.

Francisco D’Souza, Cognizant Chief Executive Officer, said, “Zein Abdalla is a highly qualified and experienced executive, a true global citizen who throughout his career has led and shaped large scale operations across the world. The global perspective he has gained building businesses across developed, developing and emerging markets will help shape Cognizant’s future. We are pleased to welcome Zein to our Board of Directors.”

Mr. Abdalla, 57, was identified following a search by the Nominating and Corporate Governance Committee of the Cognizant Board. In connection with the appointment, Mr. Abdalla will also serve on the Company’s Audit Committee and Nominating and Corporate Governance Committee. Mr. Abdalla will serve as a Board member until the Company’s annual stockholders’ meeting in 2016. He has no direct or indirect relationship with Cognizant or its subsidiaries and is considered an independent director.

Prior to his role as President of PepsiCo, Inc., Mr. Abdalla served as Chief Executive Officer of PepsiCo Europe, a division of PepsiCo, starting in November 2009 and was President, PepsiCo Europe Region starting in January 2006. He previously held a variety of senior positions at PepsiCo since he joined that company in 1995, including as General Manager of PepsiCo's European Beverage Business, General Manager of Tropicana Europe and Franchise Vice President for Pakistan and the Gulf region. Mr. Abdalla has served on the Board of Directors of The TJX Companies, Inc. since 2012, where he is currently a member of the Corporate Governance Committee and the Finance Committee. Mr. Abdalla received a Bachelor of Science degree in Electrical Engineering from Imperial College, London University.

About Cognizant
Cognizant (NASDAQ: CTSH) is a leading provider of information technology, consulting, and business process outsourcing services, dedicated to helping the world's leading companies build stronger businesses.

Headquartered in Teaneck, New Jersey (U.S.), Cognizant combines a passion for client satisfaction, technology innovation, deep industry and business process expertise, and a global, collaborative workforce that embodies the future of work. With over 100 development and delivery centers worldwide and approximately 218,000 employees as of June 30, 2015, Cognizant is a member of the NASDAQ-100, the S&P 500, the Forbes Global 2000, and the Fortune 500 and is ranked among the top performing and fastest growing companies in the world. Visit us online at www.cognizant.com or follow us on Twitter: Cognizant.

For further information, contact:

Media: Rick Lacroix +1-201-470-8961 rick.lacroix@cognizant.com	Media: Ramkumar Ramamoorthy +91-984-003-9500 ramkumar@cognizant.com	Investors: David Nelson 1-201-498-8840 david.nelson@cognizant.com